EXHIBIT 99.1

NEWS	Contact: Jeremy Thigpen (713) 346-7301

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES

EXECUTIVE MANAGEMENT SUCCESSION PLAN;

APPOINTMENT OF CLAY WILLIAMS TO BOARD OF DIRECTORS

HOUSTON, TX, NOVEMBER 14, 2013 — National Oilwell Varco, Inc. (NYSE: NOV) announced today that Chairman and Chief Executive Officer Merrill A. “Pete” Miller, Jr. has informed the Board of Directors that he intends to step down from those positions contemporaneous with the completion of the previously announced plan to spin off to its shareholders its Distribution Business as an independent, publicly traded company. Mr. Miller will become the Executive Chairman of that publicly traded distribution company on the effective date of the spinoff.

The National Oilwell Varco Board of Directors announced that Clay Williams has been appointed to the Board of Directors and that it plans for Mr. Williams to succeed Mr. Miller as the company’s Chairman and Chief Executive Officer. Mr. Williams has served as the company’s President and Chief Operating Officer since December 2012 and previously served as the Company’s Executive Vice President and Chief Financial Officer. He served as Varco’s Vice President and Chief Financial Officer from January 2003 until its merger with the Company on March 11, 2005.

Pete Miller joined National Oilwell in 1996, and after holding various executive positions, has served as President, Chief Executive Officer and Chairman since 2001. Mr. Miller came to the company with broad industry experience, having previously served as Vice President of U.S. Operations for Helmerich & Payne International Drilling Co. and as President of Anadarko Drilling Company. Mr. Miller received an MBA from Harvard Business School and an engineering degree from the U.S. Military Academy.

Greg Armstrong, Lead Director of National Oilwell Varco’s Board of Directors, remarked, “Pete has given National Oilwell Varco, its employees, and its shareholders, over 12 years of truly exceptional leadership. Under that leadership NOV’s revenues, net income and market capitalization increased over 1000%, 2200% and 1100%, respectively.

Although we will all miss Pete and his impressive contribution to the company’s success, we are pleased and excited that Pete will continue to serve NOV’s shareholders as Executive Chairman of the planned distribution spinoff. We also share Pete’s enthusiasm and confidence in Clay’s leadership capabilities. Clay has played a significant role in the company’s growth over the years and is well positioned to lead the company into the future.”

Pete Miller stated, “I want to thank all the employees of National Oilwell Varco around the world. Without their tireless hard work and effort, this company would not be what it is today. I am confident that with Clay, NOV has the right leadership for the future. The Board of Directors has made an excellent choice, and I am confident that Clay’s leadership will greatly benefit everyone for many years to come.”

Clay Williams remarked that “Pete has built an extraordinary company. He has been a wonderful leader, example, mentor and friend to me, and all of us at National Oilwell Varco are grateful to Pete for his vision and entrepreneurship. We are excited about the opportunities he will pursue for our new independent Distribution Business. I am humbled and excited about the opportunity to follow in his footsteps and build on the great foundation he has laid for this industry-leading franchise.”

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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